Avery Dennison Corporation

Exhibit 12
AVERY DENNISON CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Three Months Ended
	March 31, 2007	April 1, 2006

Earnings:
Income from continuing operations before taxes	$98.9	$88.3
Add: Fixed charges from continuing operations (1)	23.4	22.6
Amortization of capitalized interest	.7	.7
Less: Capitalized interest	(1.5)	(1.1)

	$121.5	$110.5

Fixed charges from continuing operations: (1)
Interest expense	$15.1	$14.5
Capitalized interest	1.5	1.1
Interest portion of leases	6.8	7.0

	$23.4	$22.6

Ratio of Earnings to Fixed Charges	5.2	4.9

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before taxes plus fixed charges and amortization of capitalized interest, less capitalized interest. “Fixed charges” consist of interest expense, capitalized interest and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.

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